Exhibit 99.1

News Release

Boeing World Headquarters

100 N. Riverside

Chicago, IL 60606-1596

www.boeing.com

Boeing Increases Quarterly Dividend; Resumes Share Repurchase Program

CHICAGO, May 3, 2004—The Boeing Company [NYSE: BA] announced today that the company’s Board of Directors approved a quarterly dividend increase of more than 17.5 percent and said the company will resume its authorized share repurchase program. Additionally, the company reconfirmed that it is considering a near-term contribution of up to an additional $1 billion to its pension plan.

The dividend increase of 3 cents per share lifts the company’s quarterly dividend to 20 cents per share, from its current level of 17 cents per share. The increased dividend is payable June 11, 2004, to shareholders of record at the close of business on May 21, 2004.

The share repurchase program was authorized by the company’s Board of Directors on December 11, 2000. Boeing halted the program after September 11, 2001. Of the 85 million authorized shares, 44 million remain available for repurchase.

The number of shares to be repurchased and the timing of such purchases will be based on the level of cash balances, general business conditions and other factors, including alternative investment activities.